EXHIBIT 99.5

CENTERSPAN COMMUNICATIONS CORPORATION
STOCK OPTION GRANT NOTICE

    CenterSpan Communications Corporation (the "Company") hereby grants to Participant an Option (the "Option") to purchase shares of the Company's Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement that is attached to and incorporated into this Grant Notice in its entirety.

Participant:	Andrew Mallinger
Grant Date:	February 23, 2001
Vesting Commencement Date:	February 23, 2001
Number of Shares Subject to Option:	125,000
Exercise Price (per Share):	$13.438
Option Expiration Date:	February 24, 2011 (subject to earlier termination in accordance with the terms of the Stock Option Agreement)
Type of Option:	Nonqualified Stock Option
Vesting and Exercisability Schedule:	1/4th of the shares subject to the Option will vest and become exercisable on the one-year anniversary of the Vesting Commencement Date.
1/48th of the shares subject to the Option will vest and become exercisable monthly thereafter over the next three years.

Additional Terms/Acknowledgement:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and the Stock Option Agreement. Participant further acknowledges that as of the Grant Date, this Grant Notice and the Stock Option Agreement set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

CENTERSPAN COMMUNICATIONS CORPORATION		PARTICIPANT
/s/ ANDREW MALLINGER Signature
By:	/s/ MARK CONAN
Its:	V.P. Finance & Admin. & C.F.O.
Address:	7175 NW Evergreen Pkwy. #400 Hillsboro, OR 97124
	Date:	2/23/01
Attachment: Stock Option Agreement	Address:	2505 SW Timberline Drive Portland, OR 97225-4131
Taxpayer ID: ###-##-####

CENTERSPAN COMMUNICATIONS CORPORATION
STOCK OPTION AGREEMENT

    Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement (this "Agreement"), CenterSpan Communications Corporation has granted you an Option to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. See Appendix A for definitions of capitalized terms not otherwise defined in this Stock Option Agreement.

    The details of the Option are as follows:

    1.  Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company or a Subsidiary and the unvested portion of the Option will terminate. The Plan Administrator, in its sole discretion, may adjust the vesting schedule of an Option held by an Optionee who works less than "full-time" as that term is defined by the Plan Administrator or who takes a Company-approved leave of absence.

    2.  Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

    3.  Administration

    The Option shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Option with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

    Except for the terms and conditions explicitly set forth in the Option Agreement, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to the Option, including all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Option and Agreement. The Plan Administrator's interpretation of the Option Agreement, and all actions taken and determinations made by the Plan Administrator pursuant to the Option Agreement, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Officers as it so determines.

    4.  Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option). The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator, by using shares of Common Stock you have owned for at least six months having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price; (d) if the Common Stock is registered under the Exchange Act, by instructing (i) a brokerage firm designated by the Company to deliver to the Company the total payment required and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or (e) by any other method permitted by the Plan Administrator.

    5.  Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Subsidiary for any reason (the "Employment Termination Date"). You may exercise the vested portion of the Option as follows:

      (a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Employment Termination Date and (ii) the Option Expiration Date;

      (b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date.

      (c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date. If you die after your Employment Termination Date but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

      (d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of the termination of your employment or service relationship with the Company or a Subsidiary for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.

    A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

  It is your responsibility to be aware of the date the Option terminates.

    6.  Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonqualified Stock Options may be transferred to the extent permitted by the Plan Administrator. This Agreement provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

    7.  Adjustment of Shares. In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in the number and kind of securities that are subject to the Option and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

    Notwithstanding the foregoing, a Corporate Transaction shall be governed by the following:

      (a) Except as otherwise provided in the Option Agreement, in the event of any Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested and exercisable.

      (b) Such Option shall not so accelerate, however, if and to the extent that such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation. The determination of Option comparability shall be made by the Plan Administrator, and its determination shall be conclusive and binding. If you are an "executive officer" (as that term is defined for purposes of Section 16 of the Exchange Act) of the Company, the Option that is assumed or replaced in the Corporate Transaction and does not otherwise accelerate at that time shall be accelerated in the event that your employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by your voluntarily without Good Reason.

      (c) All such Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

      (d) The acceleration will not occur if, in the opinion of the Company's outside accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment and for which such accounting treatment is desired.

    Subject to the foregoing, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to you, with respect to the Option. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, the Option so as to provide for earlier, later, extended or additional time for exercise and other modifications. The Plan Administrator may take such action before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

    The grant of the Option will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    8.  Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

    9.  Option Not an Employment or Service Contract. Nothing in this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate your employment or other relationship at any time, with or without Cause.

    10. Registration. The Company shall be under no obligation to you to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Agreement, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

    Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

    11. No Rights as a Shareholder. The Option shall not entitle you to any dividend, voting or other right of a shareholder unless and until the date of issuance of the shares that are the subject of the Option, free of all applicable restrictions.

    12. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Employment Termination Date or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service relationship for any reason even if the termination is in violation of an obligation of the Company or a Subsidiary to you.

    13. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

    14. Employee Data Privacy. By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Option or providing recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant and administration of the Option; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

APPENDIX A
DEFINITIONS

    For purposes of the Option Agreement, the following terms shall be defined as set forth below:

    "Board" means the Board of Directors of the Company.

    "Cause," unless otherwise defined in an employment or services agreement between the Company or a Subsidiary and an Optionee, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Common Stock" means the common stock of the Company.

    "Corporate Transaction" means any of the following events:

      (a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than 66 2/3% of the outstanding voting securities of the surviving corporation;

      (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined for purposes of Section 422 of the Code) of the Company; or

      (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

    Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of this Agreement) under the Exchange Act.

    "Disability" means "disability" as that term is defined for purposes of Section 22(e)(3) of the Code.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing per share sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing per share sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the Fair Market Value.

    "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice by the Optionee:

      (a) a change in the Optionee's status, title, position or responsibilities (including reporting responsibilities) that, in the Optionee's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee of any duties or responsibilities that, in the Optionee's reasonable judgment, are

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  materially inconsistent with such status, title, position or responsibilities; or any removal of the Optionee from or failure to reappoint or reelect the Optionee to any of such positions, except in connection with the termination of the Optionee's employment for Cause, for Disability or as a result of his or her death, or by the Optionee other than for Good Reason;

      (b) a reduction in the Optionee's annual base salary;

      (c) the Successor Corporation's requiring the Optionee (without the Optionee's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

      (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Optionee was participating at the time of a Corporate Transaction, including, but not limited to, this Agreement, or (ii) provide the Optionee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

      (e) any material breach by the Successor Corporation of its obligations to the Optionee under the Option or any substantially equivalent plan of the Successor Corporation; or

      (f)  any purported termination of the Optionee's employment or services for Cause by the Successor Corporation that does not comply with the terms of this Agreement or any substantially equivalent plan of the Successor Corporation.

    "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Option is to be granted.

    "Officer" means a person who, as of the Grant Date, is an officer of the Company for purposes of Nasdaq Marketplace Rule 4460(i)(1)(A).

    "Option" means the right to purchase Common Stock granted under this Option Agreement. The Option is not intended to qualify as an "incentive stock option" as that term is defined for purposes of Section 422 of the Code.

    "Plan Administrator" means the Board or any committee of the Board designated to administer the Option under Section 3 of this Agreement.

    "Retirement" means retirement as of the individual's normal retirement date as that term is defined by the Plan Administrator from time to time.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Subsidiary" means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

    "Vesting Commencement Date" means the Grant Date or such other date selected by the Plan Administrator as the date from which an Option begins to vest.

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